Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of LZ Technology Holdings Limited on Form S-8 (File No. 333-286019) of our report dated June 10, except for Note 13, as to which the date is July 24, 2024 with respect to our audits of the consolidated financial statements of LZ Technology Holdings Limited as of December 31, 2023 and for each of two years ended December 31, 2023 appearing in the Annual Report on Form 20-F of LZ Technology Holdings Limited for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

June 17, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com